Exhibit 10.60
Summary of Compensation Arrangements with Non-Employee Directors
As of August 1, 2008
          The following summarizes, as of August 1, 2008, the current cash compensation and benefits received by the Company’s non-employee directors. It is intended to be a summary of existing oral, at will, arrangements, and in no way is intended to provide any additional rights to any non-employee director.
  Fees
     The Company pays non-employee directors who serve as committee chairpersons $85,000 per year and all other non-employee directors $70,000 per year plus reimbursement of expenses for all services as a director, including committee participation or special assignments.
     In addition to the annual retainer, non-employee directors receive the following fees for attendance at meetings:
•	For committee meetings held in conjunction with regular Board meetings, committee chairmen who attend in person (or who participate by telephone because of illness or the inability to travel) will receive $1,750 and committee members who attend in person (or who participate by telephone because of illness or the inability to travel) will receive $1,500;

•	For special committee meetings (not held in conjunction with regular Board meetings), committee chairmen who attend in person or who participate by telephone will receive $1,750 and committee members who attend in person or who participate by telephone will receive $1,500; and

•	For special Board meetings, all non-employee directors who attend in person or who participate by telephone will receive $1,500.
  Directors Deferred Compensation Plan
     Non-employee directors may defer all or a portion of their annual retainer and meeting attendance fees under the Directors Deferred Compensation Plan. Non-employee directors may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield, with respect to amounts deferred. Such deferred amounts will be credited with investment gains or losses until the non-employee director’s retirement from the Board or until the occurrence of certain other events.
  Non-Employee Directors Stock Plan
     The 2005 Non-Employee Directors Stock Plan provides for grants of stock options, restricted stock and elected shares in lieu of a portion of the annual retainer.
     Options. Under the Plan, non-employee directors are eligible to receive stock options at the discretion of the Board. The size of individual grants and vesting terms will be set by the Board at the time of grant.
     Elected Shares. The Plan also permits each non-employee director to elect to receive up to one-half of his or her annual retainer in Common Stock, in which case the Company will provide a matching grant of 50% of the number of shares received as a portion of the retainer.
     Restricted Stock. Under the Plan, the Board is authorized to issue restricted stock to non-employee directors on terms set forth in the Plan.
     The Directors Deferred Compensation Plan and Non-Employee Directors Stock Plan, as amended, have been filed as exhibits to the Company’s Exchange Act filings. Additional information regarding these plans is also included in the Company’s 2008 Proxy Statement.